UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FORWARD INDUSTRIES, INC.

 (Exact name of registrant as specified in its charter)

New York (State of incorporation or organization)	13-1950672 (I.R.S. Employer Identification No.)

1801 Green Road, Suite E Pompano Beach, FL (Address of principal executive offices)	33064 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights	Nasdaq Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  X

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Forward Industries, Inc., a New York corporation (the “Company”), hereby supplements and amends Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-34780) filed with the Securities and Exchange Commission on June 15, 2010 as follows:

Item 1. Description of Securities to be Registered.

The Company hereby supplements and amends Item 1 to reflect the following developments with respect to the Rights (as defined below):

On August 10, 2010, the Company entered into an Amendment (the “Amendment”) to the Shareholder Protection Rights Agreement, dated as of June 9, 2010 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company LLC, as Rights Agent.

As a result of the Amendment, (i) the rights entitling registered holder to purchase from the Company, after the Separation Time (as defined in the Rights Agreement), one share of common stock, par value $0.01 per share (“Common Stock”), of the Company for $4.00, subject to adjustment (the “Rights”), pursuant to the Rights Agreement, expired at 11:59 p.m. EDT on August 10, 2010 (the “Expiration Time”), and, after the Expiration Time, there is no longer a Right associated with each outstanding share of the Company’s Common Stock, (ii) the Rights Agreement expired at the Expiration Time, and (iii) no person will have any rights pursuant to the Rights Agreement.

The Amendment is incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 16, 2010, and the foregoing description and summary of the Amendment is qualified in its entirety by reference to the Amendment.  The foregoing is also qualified in its entirety by reference to the description of the Amendment contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission August 16, 2010, which is incorporated herein by reference.

Item 2. Exhibits.

The Company hereby supplements and amends and restates Item 2 in its entirety:

Exhibit No.	Description

Exhibit 4.1

Shareholder Protection Rights Agreement, dated as of June 9, 2010, by and between Forward Industries, Inc. and American Stock Transfer & Trust Company LLC, as Rights Agent; Form of Rights Certificate and Form of Election to Exercise, included in Exhibit A to the Shareholder Protection Rights Agreement. (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on June 15, 2010.)

Exhibit 4.2

Amendment to the Shareholder Protection Rights Agreement, dated as of August 10, 2010, by and between Forward Industries, Inc. and American Stock Transfer & Trust Company LLC, as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on August 16, 2010.)

SIGNATURES

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FORWARD INDUSTRIES, INC.

Date: August 19, 2010	/s/ Brett M. Johnson Brett M. Johnson President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 4.1

Shareholder Protection Rights Agreement, dated as of June 9, 2010, by and between Forward Industries, Inc. and American Stock Transfer & Trust Company LLC, as Rights Agent; Form of Rights Certificate and Form of Election to Exercise, included in Exhibit A to the Shareholder Protection Rights Agreement. (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on June 15, 2010.)

Exhibit 4.2

Amendment to the Shareholder Protection Rights Agreement, dated as of August 10, 2010, by and between Forward Industries, Inc. and American Stock Transfer & Trust Company LLC, as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on August 16, 2010.)